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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                              (AMENDMENT NO. 1)/1/


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1 (b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                            NBC Capital Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $1.00 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  628729-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 March 22, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [_]    Rule 13d-1(d)

----------------
   /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
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  CUSIP NO. 628729-10-5              13G                  PAGE  2  OF  6  PAGES
           -------------                                       ---    ---

------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).


      James R. Prude
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) [_]
         (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


         USA
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER     0

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER    0
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER     0

    REPORTING

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER     0
       WITH

------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     0

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

         IN
------------------------------------------------------------------------------



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  CUSIP NO. 628729-10-5              13G                  PAGE  3  OF  6  PAGES
           -------------                                       ---    ---


Item 1.

       (a)   Name of Issuer:

             NBC Capital Corporation

       (b)   Address of Issuer's Principal Executive Offices:

             301 East Main Street
             Starkville, Mississippi 39760


Item 2.

       (a)   Name of Person Filing:

             James R. Prude

       (b)   Address of Principal Business Office or, if none, residence:

             6154 Park Lane
             Dallas, Texas 75225

       (c)   Citizenship:

             U.S.A

       (d)   Title of Class of Securities:

             Common Stock, $1.00 Par Value Per Share (the "Common Stock")

       (e)   CUSIP Number:

             628729-10-5

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940.

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
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  CUSIP NO. 628729-10-5              13G                  PAGE  4  OF  6  PAGES
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     (f) [_]  An employee benefit plan or endowment fund in accordance with
              Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          0 shares as of March 22, 2001.

     (b)  Percent of class:

          0%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:                   0

          (ii)  Shared power to vote or to direct the vote:                 0

          (iii) Sole power to dispose or to direct the disposition of:      0

          (iv)  Shared power to dispose or to direct the disposition of:    0
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  CUSIP NO. 628729-10-5              13G                  PAGE  5  OF  6  PAGES
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Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable

Item 8.   Identification and Classification of Members of the Group.

     Not Applicable

Item 9.   Notice of Dissolution of Group.

     Not Applicable

Item 10.  Certifications.

     (a)  Not Applicable

     (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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  CUSIP NO. 628729-10-5              13G                  PAGE  6  OF  6  PAGES
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       April 5, 2001
                                       ----------------------------------------
                                                         (Date)

                                       /s/ James R. Prude
                                       ----------------------------------------
                                       James R. Prude